PROSPECTUS SUPPLEMENT dated November 2, 1998
to Prospectus dated August 21, 1998

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                    Warrants

      This Prospectus Supplement supplements our Prospectus dated August 21, 1998 relating to our debt securities, preferred stock and warrants (the "Prospectus").

Terms and Provisions of Senior Medium-Term Notes, Series C

We have issued $1,057,000,000              The interest rate bases or formulas
aggregate principal amount of our          applicable to Series C Notes that
Senior Medium-Term Notes, Series C         bear interest at floating rates are
(the "Series C Notes"), since the          indicated in the table below. The
date of the Prospectus. In the             Series C Notes are not subject to a
table below we specify the                 sinking fund and are not redeemable
following terms of those Series C          unless a redemption date is
Notes:                                     indicated below. Unless otherwise
                                           indicated below, Series C Notes
o    Issuance date;                        that are redeemable are redeemable
o    Principal amount;                     at 100% of their principal amount,
o    Maturity date;                        plus accrued and unpaid interest,
o    Interest rate and redemption          if any, to the redemption date.
     dates, if any.

                                                           Interest Rate/
                                                           --------------
Issuance Date        Principal Amount   Maturity Date      Redemption Dates
-------------        ----------------   -------------      ----------------

October 13, 1998       $345,000,000     October 13, 2000   LIBOR Telerate reset
                                                           quarterly +  0.25%

October 13, 1998       $ 50,000,000     October 13, 2000   LIBOR Telerate reset
                                                           monthly +  0.25%

October 19, 1998       $ 52,000,000     October 19, 2000   LIBOR Telerate reset
                                                           monthly + 0.25%

October 20, 1998       $ 50,000,000     April 20, 2000     LIBOR Telerate reset
                                                           quarterly + 0.20%

October 20, 1998       $ 50,000,000     April 20, 2000     LIBOR Telerate reset
                                                           quarterly + 0.20%

                                                           Interest Rate/
                                                           --------------
Issuance Date        Principal Amount   Maturity Date      Redemption Dates
-------------        ----------------   -------------      ----------------

October 27, 1998       $200,000,000     October 27, 2000   LIBOR Telerate reset
                                                           quarterly + 0.25%

October 27, 1998       $ 10,000,000     October 27, 2000   LIBOR Telerate reset
                                                           quarterly + 0.25%

October 30, 1998       $ 75,000,000     April 26, 2000     LIBOR Telerate reset
                                                           quarterly + 0.18%

November 2, 1998       $265,000,000     November 2, 2000   LIBOR Telerate reset
                                                           quarterly + 0.28%


Terms and Provisions of Subordinated Medium-Term Notes, Series A


We have issued $15,000,000                 The interest rate bases or formulas
aggregate principal amount of our          applicable to Series A Notes that
Subordinated Medium-Term Notes,            bear interest at floating rates are
Series A (the "Series A Notes"),           indicated in the table below. The
since the date of the Prospectus.          Series A Notes are not subject to a
In the table below we specify the          sinking fund and are not redeemable
following terms of those Series A          unless a redemption date is
Notes:                                     indicated below. Unless otherwise
                                           indicated below, Series A Notes
o    Issuance date;                        that are redeemable are redeemable
o    Principal amount;                     at 100% of their principal amount,
o    Maturity date;                        plus accrued and unpaid interest,
o    Interest rate and redemption          if any, to the redemption date.
     dates, if any.


                                                         --------------
Issuance Date      Principal Amount   Maturity Date      Redemption Dates
-------------      ----------------   -------------      ----------------

October 9, 1998      $ 15,000,000     October 9, 2013    6.125%; redeemable in
                                                         whole only on quarterly
                                                         interest payment dates
                                                         on or after October 9,
                                                         2001